Exhibit 10.1

CONTRATO DE CESIÓN DE DERECHOS QUE CELEBRAN POR UNA PARTE MINERA WILLIAM, S.A. DE C.V. Y POR LA OTRA GOLDEN TAG DE MEXICO, S.A. DE C.V., AL TENOR DE LAS SIGUIENTES:	ASSIGNMENT OF RIGHTS AGREEMENT ENTERED INTO BY AND BETWEEN MINERA WILLIAM, S.A. DE C.V. AND GOLDEN TAG DE MEXICO, S.A. DE C.V., UNDER THE FOLLOWING:

DECLARACIONES	RECITALS

I. Declara MINERA WILLIAM, S.A. de C.V., a través de su representante (en lo sucesivo “Minera William”):	I. MINERA WILLIAM, S.A. de C.V. (hereinafter referred to as “Minera William”), through its representative declares:

I.A.      Que es una sociedad minera mexicana, incorporada bajo la denominación “Minera William, S.A. de C.V.”, cuya constitución consta en la escritura pública número 36,539, otorgada el 14 de Marzo de 1996 ante el Lic. Adrián R. Iturbide Galindo, Notario Público 139 del Distrito Federal, e inscrita en el Registro Público de la Propiedad y del Comercio de Torreón, Coahuila en el Folio Mercantil número 75811*1, el 24 de octubre del 2006, y en el Registro Público de Minería bajo el número 40, fojas 53 frente a 54, volumen XXXIV del Libro de Sociedades Mineras y Registro Federal de contribuyentes: MWI960314368.

I.A.      That it is a Mexican mining company, which was incorporated under the name of “Minera William, S.A. de C.V.” in terms of the public deed number 36,539 granted on March 14, 1996, before Adrian R. Iturbide Galindo, Notary Public No. 139 of the Federal District, and registered at the Public Registry of Property and Commerce of Torreon, Coahuila, under Mercantile Folio number 75811*1, on October 24, 2006, and at the Public Registry of Mining under number 40, page 53 front to 54, volume XXXIV of the Book of Mining Corporations, and Federal Taxpayer’s Registry: MWI960314368.

I.B.      Que su representante tiene facultades suficientes para actuar en nombre y representación de Minera William, obligándola en los términos de este contrato, facultades que a la fecha de la firma de este documento no le han sido revocadas o modificadas en forma alguna.

I.B.      That its representative has the necessary authority to act in name and representation of Minera William, obligating it in the terms of this agreement, authority that as of the date of signature of this document has not been revoked or modified in any way.

II. Declara GOLDEN TAG DE MEXICO, S.A. DE C.V. a través de sus representantes (en lo sucesivo “GTM”):	II. GOLDEN TAG DE MEXICO, S.A. DE C.V. (hereinafter referred to as “GTM”), through its representatives declares:

II.A.     Que es una sociedad minera mexicana, cuya constitución consta en la escritura pública número 93,990, de fecha 19 de septiembre de 2008, otorgada ante la fe del Lic. José Visoso del Valle, Notario Público No. 92, del Distrito Federal; debidamente inscrita en el Registro Público de Comercio del Distrito Federal, bajo el folio mercantil No. 388482, y en el Registro Público de Minería bajo el número 127, volumen XL del Libro General de Sociedades el 10 de febrero de 2009, y Registro Federal de Contribuyentes: GTD-080919-MB6.

II.A.     That it is a Mexican mining company, which was incorporated by deed 93,990, granted on September 19, 2008 before Mr. José Visoso del Valle , Notary Public No. 92 of the Federal District, and registered at the Public Registry of Property and Commerce of Mexico city, under number 388482, and at the Public Registry of Mining under number 127, volume XL of the General Book of Corporations on February 10, 2009, and Federal Taxpayer’s Registry: GDT-080919-MB6.

II.B.     Que sus representantes tienen facultades suficientes para actuar en nombre y representación de GTM, obligándola en los términos de este contrato, facultades que a la fecha de la firma de este documento no les han sido revocadas o modificadas en forma alguna.

II.B.     That its representatives have the necessary authority to act in name and representation of GTM, obligating it in the terms of this agreement, authority that as of the date of signature of this document has not been revoked or modified in any way.

III. Declaran Minera William y GTM por conducto de sus respectivos representantes:	II. Minera William and GTM, declare through their respective representatives:

III.A.    Que ambas son la actuales y únicas co-titulares por partes iguales de las concesiones del Proyecto denominado “San Diego”, registradas en su favor en el Registro Público de Minería y que son: SAN JOSE No. Titulo 166662, con una superficie de 26 Has; AMPLIACION DE SAN JOSE No. Titulo 166989, con una superficie de 15 Has; DINO CATARINO No. Titulo 177272, con una superficie de 3 Has; UNIFICACION EL REFUGIO No, Titulo 186040, con una superficie de 47.6455 Has. (en lo sucesivo conjuntamente las “Concesiones”)

III.A.    Both of them are co-holders in equal parts of the concessions forming the Project called “San Diego”, and registered in their favor at the Public Registry of Mining, and that are: SAN JOSE No. Title 166662, with a surface 26 Has; AMPLIACION DE SAN JOSE No. Title 166989, with a surface 15 Has; DINO CATARINO No. Title 177272, with a surface 3 Has; UNIFICACION EL REFUGIO No. Title 186040, with a surface 47.6455 Has. (hereinafter jointly the “Concessions”)

III.B. Que las Concesiones se encuentran al corriente en el cumplimiento de las obligaciones que requiere la Ley Minera y su Reglamento y específicamente en (1) la ejecución y	III.B. That the Concessions are in compliance with the obligations required by the Mining Law and its Regulations and specifically in (1) the execution and reporting of assessment work, and in (2)

comprobación de obras y trabajos, en (2) el pago de los derechos sobre minería, debido a lo cual no se existe causa alguna para que las Concesiones sean canceladas o declaradas nulas.	the payment of mining rights, due to which there is no cause for the Concessions to be cancelled or declared void.

III.C.    Que las Concesiones están libres de cualquier gravamen o afectación, que no existe juicio o controversia contra persona o autoridad alguna, ni existe circunstancia alguna que pudiera impedir u obstruir el libre ejercicio de los derechos derivados de las Concesiones.

III.C.    That the Concessions are free of any lien or encumbrance, that there is no trial or controversy against any person or authority, and that there is not any circumstance that may impede or obstruct the free exercise of the rights resulting from the Concessions.

III.D. Que por este instrumento Minera William desea ceder a GTM el porcentaje del 50% respecto del cual es titular la propia Minera William en las Concesiones, de conformidad al presente contrato.	III.D That it wishes to hereby assign to GTM its percentage of 50% of ownership that Minera William has in the Concessions, according to this agreement.

III.E. Que GTM desea adquirir de Minera William el 50% (cincuenta por ciento) de la titularidad y de los derechos derivados de las Concesiones, de conformidad con el presente contrato.	III.E. That GTM wishes to acquire from Minera William the 50% (fifty percent) of title and of the rights derived from the Concessions, according to this agreement.

III.F.     Que actualmente GTM es titular del 50% (cincuenta por ciento) restante de la titularidad y de los derechos derivados de las Concesiones, razón por la cual, declara conocer el estado actual de las mismas Concesiones para todos los efectos legales a que haya lugar.

III.F.     That GTM is currently holder of the remaining 50% (fifty percent) of the title and of the rights derived from the Concessions, therefore it declares to be aware on the current status of such Concessions for all legal purposes.

III.G.    Que derivado de la transmisión del 50% (cincuenta por ciento) de la titularidad y de los derechos derivados de las Concesiones en favor de GTM, se consolidará la titularidad y los derechos derivados de las Concesiones en GTM, siendo dicha sociedad la única titular de los derechos derivados de las citadas Concesiones.

III.G.    That derived from the transfer of the 50% (fifty percent) of title and of the rights derived from the Concessions in favor of GTM, the ownership of title and of the rights derived from the Concessions shall be consolidated in GTM, remaining such company as the only holder of the rights derived from such Concessions.

En virtud de lo anterior, Minera William y GTM acuerdan las siguientes:	Given the above, Minera William and GTM agree on the following:

C L A U S U L A S	C L A U S E S

PRIMERA.- Minera William cede por medio de este instrumento a GTM, quien adquiere, el 50% (cincuenta por ciento) de la titularidad y de los derechos y obligaciones derivados de las Concesiones.	FIRST.- Minera William hereby assigns to GTM, who acquires, the 50% (fifty percent) of the title and of the rights and obligations derived from the Concessions.

A partir de la fecha de ratificación ante Notario de este Contrato de Cesión de Derechos, GTM es la única titular de los derechos derivados de las Concesiones.	As from the date of ratification of this Contract of Assignment of Rights, GTM is the only holder of the rights derived from the Concessions.

Esta cesión surtirá efectos en los términos de este Contrato y conforme a la Ley Minera y su Reglamento.	This Assignment of Rights is valid and effective in the terms of this Contract and in accordance with that provided in the Mining Law and its Regulations.

SEGUNDA.- El precio por la cesión de la titularidad y de los derechos derivados de las Concesiones es la cantidad de US$455,160 (cuatrocientos cincuenta y cinco mil ciento sesenta Dólares 00/100), moneda de los Estados Unidos de América, misma cantidad que es pagada de la siguiente manera: US$379,300 (trescientos setenta y nueve mil trescientos Dólares 00/100), más la entrega de 2,500,000 acciones comunes de Golden Tag Resources Ltd. por un valor de US$75,860 (setenta y cinco mil ochocientos sesenta Dólares 00/100), más el correspondiente impuesto al valor agregado respecto de ambas cantidades, la cual será pagada en la Fecha de Ratificación (según se define más adelante) de este contrato.

SECOND.- The price for the assignment of the title and of the rights derived from the Concessions is the amount of  US$455,160 (United States dollars four hundred and fifty-five thousand dollars and one hundred sixty) which is being paid as to US$379,300 (US dollars three hundred and seventy-nine thousand and three hundred) plus a payment of 2,500,000 shares of Golden Tag Resources Ltd., valued at US$75,860 (US dollars seventy-five thousand eight hundred and sixty), plus the corresponding value added tax on both amounts, which amount shall be paid on the Date of Ratification (as defined below) of this agreement.

Minera William se obliga a entregar en la Fecha de Ratificación la factura correspondiente que cumpla con los requisitos fiscales en vigor.	Minera William shall deliver on the Date of Ratification the corresponding invoice that meets tax requirements in force.

TERCERA.- Adicionalmente, como parte de la contraprestación por la cesión de derechos objeto del presente contrato, GTM estará obligada a pagar a Minera William una regalía del 2.00%

THIRD.- Likewise, as part of the consideration on the assignment of rights purpose of this agreement, GTM shall be obligated to pay to Minera William the 2.00% (two percent) a net smelter return royalty in respect to the Concessions as

(dos por ciento) sobre el ingreso neto de fundición respecto de las Concesiones conforme al “Anexo A” del presente contrato (“Regalía sobre Ingresos Netos de Fundición”).	per “Exhibit A” of this agreement (“Net Smelter Return Royalty”)

GTM solamente podrá transmitir las Concesiones a uno o más terceros si estos se obligan a pagar la Regalía a Minera William en los términos del “Anexo A” de este contrato y a cualquier transmisión subsecuente de la Regalía quede sujeta a esta misma restricción, siendo la intención de las partes que la Regalía siempre esté aparejada con la titularidad de las Concesiones.

GTM shall only transfer the Concessions to one or more third parties, in whole or in part, if such transferee, obligates itself to pay the Royalty to Minera William in the terms of “Exhibit “A” of this agreement and that any subsequent transfer of the Royalty be subject to this same restriction, it being the intent of the parties that the Royalty shall run with the title over the Concessions.

CUARTA.      A partir de la fecha en que las partes ratifiquen este contrato ante el notario que elija GTM (“Fecha de Ratificación”), GTM será responsable de hacer frente a cualquier obligación, contingencia o requerimiento que derive de las actividades que se desarrollen en las Concesiones.

FOURTH. As from the date on which the parties ratify this agreement before the notary chosen by GTM (“Date of Ratification”), GTM shall be responsible for complying with any obligation, contingency or requirement which may result from the activities carried out within the Concessions.

Asimismo, a partir de la Fecha de Ratificación, GTM será responsable de dar cumplimiento a las obligaciones que derivan de las Concesiones Mineras de acuerdo a las leyes y reglamentos.	Likewise, as from the Date of Ratification, GTM shall comply with each and every obligation deriving from the Mining Concessions in accordance with the laws and regulations.

QUINTA.- Los impuestos, honorarios y gastos notariales que se ocasionen con el otorgamiento y ratificación notarial del presente contrato serán cubiertos por GTM.	FIFTH.- The taxes, fees and notary expenses resulting from the granting and notary ratification of the present agreement shall be covered by GTM.

SEXTA.- A partir de la Fecha de Ratificación, GTM se obliga a solicitar la inscripción del mismo ante el Registro Público de Minería dentro de los 15 (quince) días siguientes a dicha ratificación, obligándose Minera William y GTM a proveer y/o firmar cualquier documento adicional que pueda ser necesario para obtener la inscripción y para dar pleno efecto a este contrato.

SIXTH.- From the Date of Ratification, GTM shall apply for the registry of the same before the Public Registry of Mines within the 15 (fifteen) following days of said ratification, being obligated Minera William and GTM to provide and/or sign any additional document that may be necessary to obtain the registration and to give full effect to this agreement.

SEPTIMA.- GTM acepta que recibe las Concesiones objeto de la	SEVENTH.- GTM accepts that it receives the Concessions subject to the cesión del presente contrato bajo una base de “como está”, y Minera William no hace representación alguna sobre la condición de las Concesiones cedidas adicional a las hechas en las Declaraciones del presente contrato.

assignment purpose of this agreement on an “as is” basis, and Minera William does not make any representation on the condition of the assigned Concessions additional to those made in the Recitals of this agreement..

Minera William proveerá a GTM copias de la información que tenga sobre las Concesiones, según corresponda, dentro de los 30 días naturales siguientes a la Fecha de Ratificación, asimismo, ambas partes reconocen que los núcleos de perforación o esquirlas de roca de perforaciones anteriores se encuentran en posesión de GTM, por lo que Minera William se encuentra liberada de entregar núcleos o muestras de trabajos de exploración que pudiesen derivar de las Concesiones.

Minera William shall provide to GTM copies of the information it may have on the Concessions, as corresponds, within 30 calendar days of the Date of Ratification, likewise, both parties acknowledge that the drilling cores or prior drilling rock splinters are in possession of GTM, therefore, Minera William is released from the delivery of drilling cores or samples of exploration works that could derive from the Concessions.

OCTAVA.- Todos los avisos entre las partes conforme al presente contrato se harán de manera indubitable, por escrito, a los siguientes domicilios:	EIGHTH.- Every notice between the parties according to the present agreement shall be made in an indubitable way, in writing, to the following addresses:

MINERA WILLIAM, S.A. DE C.V.	MINERA WILLIAM, S.A. DE C.V.
Río Támesis No. 2505	Río Támesis No. 2505
Colonia Magdalenas C.P. 27010	Colonia Magdalenas C.P. 27010
Torreón, Coahuila, México	Torreón, Coahuila, México
Teléfono: (871)7475750	Phone Number: (871)7475750

GOLDEN TAG DE MÉXICO, S.A. DE C.V.	GOLDEN TAG DE MÉXICO, S.A. DE C.V
Américas 1506 – 101	Américas 1506 – 101
Country Club	Country Club
Guadalajara, Jalisco	Guadalajara, Jalisco
C.P. 44610	C.P. 44610

NOVENA.- Para toda controversia que surja entre las partes respecto a la interpretación o ejecución del presente contrato, o en relación con el mismo, las partes se someten a la jurisdicción de los tribunales federales en el Distrito Federal y renuncian expresamente a cualquier otra que pudiera corresponderles.

NINTH. For every controversy that may arise between the parties regarding the interpretation or execution of the present agreement, or in connection therewith, the parties submit to the jurisdiction of the competent federal courts in the Federal District and expressly waive any other that may correspond to them.

DECIMA.- El presente contrato se firma en sus versiones en inglés y español en doble columna. En caso de contradicción entre ambas versiones, deberá prevalecer la versión en español. La versión en español, sin incluir la presente Cláusula Décima, también será firmada solo en español, ratificada ante Notario, y presentada para inscripción en el Registro Público de Minería.

TENTH.- This agreement is signed in side-by-side English and Spanish versions. In the event of contradiction, the Spanish version shall prevail. The Spanish language version, without including this Clause Tenth, will also be signed in Spanish only, ratified before a Mexican Notary Public, and filed for registration at the Public Registry of Mining.

El presente contrato se firma en cuatro ejemplares el 2 de agosto de 2016.	This agreement is signed in four execution copies on August 2, 2016.

MINERA WILLIAM, S.A. DE CV.

  /s/ Alberto Mauricio Vázquez Sánchez

Representada por/Represented by:

Alberto Mauricio Vázquez Sánchez

GOLDEN TAG DE MEXICO, S.A. DE C.V.

  /s/ José Eduardo Ribé Martínez de Velasco

Representada por/Represented by:

José Eduardo Ribé Martínez de Velasco

ANEXO “A”	EXHIBIT “A”

REGALÍA SOBRE INGRESOS NETOS DE FUNDICIÓN	NET SMELTER RETURN ROYALTY

Conforme a la Cláusula Tercera del Contrato de Cesión de Derechos, pudiere hacerse pagadera una regalía calculada en base a los ingresos netos de fundición, a Minera William. Este Anexo “A” estipula la manera en que se calculará y pagará dicha regalía de producción (en adelante denominada la “Regalía”). La Regalía se pagará sobre cualquier producción a escala comercial de Mineral que sea extraído de las Concesiones. A menos que aquí se defina lo contrario, los términos en mayúsculas o con su primera letra en mayúsculas utilizados en este Anexo “A” tendrán el significado que se les asigna en el Contrato.

Pursuant to Clause Third of the Contract of Assignment of Rights , a royalty calculated on the net smelter returns (NSR) may become payable to Minera William. This Exhibit “A” sets forth the manner in which such production royalty (hereinafter called the “Royalty”) shall be calculated and paid. The Royalty shall be paid on the commercial scale production of Mineral extracted from the areas covered by the Concessions. Unless otherwise defined herein, fully capitalized terms or terms with their initial letter in capitals used in this Exhibit “A” shall have the meaning assigned to them in the Contract.

1. Definiciones. Tal como se utilizan en este Anexo “A”, las palabras y expresiones siguientes con su primera letra en mayúsculas tendrán los significados establecidos a continuación:	1. Definitions. As used in this Exhibit “A”, the following capitalized words and phrases shall have the meanings set forth below:

“Minera William” significa Minera William, S.A. de C.V., cualquier sucesor y cualquier cesionario de la totalidad o cualquier porción de la Regalía.	“Minera William” means Minera William, S.A. de C.V., any successor and any assignee of all or of any portion of the Royalty.

“GTM” significa Golden Tag de México, S.A. de C.V., cualquier sucesor y cualquier obligado al pago de la Regalía.	“GTM” means Golden Tag de Mexico, S.A. de C.V., any successor and any obligated party to pay the Royalty

“Contrato” significa el Contrato de Cesión de Derechos al que se anexa este documento como anexo “A”.	“Contract” means the Contract of Assignment of Rights to which this document is attached as Exhibit “A”.

“Cotización del Precio del Mineral” para el oro en cualquier Día Hábil en Londres en particular, significa la cotización diaria de la tarde (precio de cierre) de la Asociación del Mercado de	“Mineral Price Quotation” for gold on any particular London Business Day, means the daily afternoon fix (closing price) on the London Bullion Market Association (commonly referred to

Metales Preciosos de Londres (London Bullion Market Association) (referida comúnmente como la “segunda fijación de precio de Londres” o second London fixing, el “cierre de Londres” o London closing, o “la fijación de precio de Londres p.m.” o London fixing p.m.) para el oro en ese Día Hábil en Londres, según la misma es publicada por las pulicaciones Metals Week, The Wall Street Journal o cualquier otra publicación de confiabilidad comparable; y para cualquier otro mineral que no sea el oro en cualquier Día Hábil Comex, significa el precio de dicho mineral cotizado al cierre de los negocios en ese día por la Bolsa de Materias Primas de Nueva York (New York Commodity Exchange). En caso que se descontinúe la publicación de la Cotización del Precio del Mineral o la negociación en la Asociación del Mercado de Metales Preciosos de Londres (London Bullion Market Association) o en la Bolsa de Materias Primas de Nueva York (New York Commodity Exchange), GTM seleccionará y utilizará una cotización comparable de mineral, razonablemente aceptable para Minera William, a fines de calcular la Regalía. La Cotización del Precio para el oro será por una onza troy de oro con ley de mínimo 0.995.

as the “second London fixing,” the “London Closing” the “London fixing p.m.”) for gold on that London Business Day, as published by Metals Week, The Wall Street Journal or other publication of comparable reliability; and for any other mineral other than gold on any Comex Business Day, means the price of such mineral quoted at the close of business on such day by the New York Commodity Exchange. If publication of the Mineral Price Quotation or trading on the London Bullion Market Association or New York Commodity Exchange shall be discontinued, GTM shall select and utilize a comparable mineral quotation, reasonably acceptable to Minera William, for purposes of calculating the Royalty. The Price Quotation for gold shall be for a troy ounce of gold of 0.995 minimum fineness.

“Deducciones” tendrá el significado aquí asignado dentro de la definición de Ingresos Netos de Fundición estipulada más adelante en esta Sección 1.	“Deductions” shall have the meaning assigned thereto within the definition of Net Smelter Returns set forth below in this Section 1.

“Día Hábil Comex” significa cualquier día en que la Bolsa de Materias Primas de Nueva York (New York Commodity Exchange) esté abierta para la venta y negociación de materias primas.	“Comex Business Day” means any day on which the New York Commodity Exchange is open for the sale and trading of commodities.

“Día Hábil en Londres” significa cualquier día en que la Asociación del Mercado de Metales Preciosos de Londres (London Bullion Market Association) esté abierta para la venta y	“London Business Day” means any day on which the London Bullion Market Association is open for the sale and trading of commodities.

negociación de materias primas.

“Filial de Minera William” significa: (a) cualquier persona o entidad que posea acciones u otra forma de participación en el capital social de Minera William ; y (b) cualquier persona o entidad que sea propiedad o sea controlada por cualquier persona o entidad descrita en el literal (a) anterior.

“Minera William’s Affiliate” means (a) any person or entity owning shares of stock or other form of participating interest in the capital stock of Minera William, and (b) any person or entity owned or controlled by any person or entity described in the preceding clause (a).

“Ingresos Netos de Fundición” imputable a cualquier Trimestre Calendario en particular, significa el Valor Estipulado para ese Trimestre Calendario de todos los Minerales que acrediten a la cuenta de GTM cualquier fundidor, refinador u otro comprador directo de primera mano de buena fe durante ese Trimestre Calendario, menos los costos y gastos siguientes (“Deducciones”): (i) todos los cargos y costos, si los hubiere, de carga y transporte de los Minerales (respecto a los que se paga la Regalía) a un fundidor, refinador o comprador directo de primera mano, junto con todos los costos de asegurar tales Minerales durante su tránsito; (ii) todos los cargos, costos y penalidades, si los hubiere, por el tratamiento, procesamiento, fundición y refinación de tales Minerales; (iii) todos los cargos, costos y comisiones, si las hubiere, de vender tales Minerales; y (iv) los pagos, impuestos u honorarios por las ventas o por motivos similares o relacionados que sean pagaderos por GTM o por cualquier operador o administrador de las Concesiones, si los hubiere, basados directamente e imputados realmente al valor o cantidad de los Minerales transportados, pero excluyendo todos y cualesquiera de los siguientes pagos, impuestos y honorarios:

“Net Smelter Returns” attributable to any particular Calendar Quarter, means the Stipulated Value for that Calendar Quarter of all Minerals that are credited to the account of GTM by a smelter, refiner or other bona fide first hand purchaser during that Calendar Quarter, less the following costs and expenses (“Deductions”): (i) all charges and costs, if any, for loading and transporting Minerals (with respect to which the Royalty is paid) to a smelter, refiner, or first hand purchaser, together with all costs of insuring such Minerals in transit; (ii) all charges, costs and penalties, if any, for treating, processing, smelting and refining of such Minerals; (iii) all charges, costs and commissions, if any, of selling such Minerals; and (iv) sales, or other similar or related payment, tax or fee payable by the GTM or any operator or manager of the Concessions, if any, based directly upon and actually assessed against the value or quantity of Minerals shipped, but excluding any and all of the following payments, taxes, and fees:

(1) aquéllos basados en el ingreso neto o bruto que perciba GTM o cualquier operador o administrador de	(1) those based upon the net or gross income received by GTM or any operator or manager of las Concessions subject to

lasConcesiones sujetas a la Regalía, es decir, el impuesto sobre la renta y el impuesto al valor agregado (IVA) que se causen a cargo y sean responsabilidad de GTM;	royalty, that is, income tax and value added tax (VAT) for the account and responsibility of GTM;

(2) aquéllos basados en el valor de las Concesiones sujetas a la Regalía, el privilegio de hacer negocios, y otros pagos, impuestos u honorarios basados en motivos similares;	(2) those based upon the value of the Concessions subject to the Royalty, the privilege of doing business, or other similarly based payments, taxes or fees;

(3) aquéllos que no estén basados directamente e imputados realmente al valor o cantidad de los Minerales extraídos de las Concesiones y transportados; y	(3) those not based directly upon and actually assessed against the value or quantity of Minerals extracted from the Concessions and shipped; and

(4) aquéllos pagaderos al operador de las Concesiones sujetos a la Regalía, basados directamente e imputados realmente al valor o cantidad de los Minerales transportados.	(4) those payable to the operator of the Concessions subject to Royalty based directly upon and actually assessed against the value or quantity of Minerals shipped.

En caso de que la fundición y/o refinación se realicen en instalaciones que sean propiedad de o sean controladas por GTM o una Filial de GTM los cargos, costos y penalidades por tales operaciones, incluyendo sin limitación por la carga, transporte y seguro asociado, equivaldrán a la suma que GTM o la Filial de GTM hubiese pagado si tales operaciones se hubiesen realizado en instalaciones que no fuesen propiedad de o no estuviesen controladas por GTM o la Filial de GTM, que ofrezcan, para ese momento, servicios comparables para productos comparables, de acuerdo con los términos y condiciones prevalecientes en el mercado.

In the event that smelting and/or refining are carried out in facilities owned or controlled by GTM or a GTM’s Affiliate, then charges, costs and penalties for such operations, including without limitation for loading, transportation and associated insurance, shall mean the amount that GTM or GTM’s Affiliate would have paid if such operations were carried out at facilities not owned or controlled by GTM or GTM’s Affiliate then offering comparable services for comparable products on prevailing market terms.

“Mineral” significa todas las menas, concentrados, precipitados y productos extraídos, producidos, recuperados y vendidos, que provengan directamente de las Concesiones que estén sujetas a la Regalía (exceptuando

“Mineral” means all ores, concentrates, precipitates and products extracted, produced, recovered and sold, directly coming from the Concessions subject to the Royalty (exclusive of Non-Commercial Production), the selling price

la Producción No Comercial), cuyo precio de venta sea acreditado a la cuenta de GTM por un fundidor, refinador u otro comprador directo de primea mano de buena fe.	of which is credited to the account of GTM by a smelter, refiner or other bona fide first hand purchaser.

“Porcentaje de los Ingresos Netos de Fundición” con respecto a cualquier Trimestre Calendario en particular, significa el porcentaje de los Ingresos Netos de Fundición que sea pagadero como Regalía para ese Trimestre Calendario, según lo determinado en la Sección 2 de este anexo “A”;

“Net Smelter Returns Percentage” attributable to any particular Calendar Quarter means the percentage of the Net Smelter Returns payable as Royalty for that Calendar Quarter as determined under Section 2 of this Exhibit “A”;

“Precio Promedio del Mineral No Aurífero” con respecto a cualquier Trimestre Calendario en particular y con respecto a cualquier mineral distinto del oro en particular, significa el promedio aritmético sencillo de la Cotización del Precio del Mineral para ese mineral en cada Día Hábil Comex durante ese Trimestre Calendario.

“Non-Auriferous Mineral Average Price” with respect to any particular Calendar Quarter and any particular mineral other than gold, means the simple arithmetical average of the Mineral Price Quotation for that mineral on each Comex Business Day during that Calendar Quarter.

“Precio Promedio del Oro” con respecto a cualquier Trimestre Calendario, significa el promedio aritmético sencillo de la Cotización del Precio del Mineral para el oro en cada Día Hábil en Londres durante ese Trimestre Calendario.

“Gold Average Price” for any Calendar Quarter, means the simple arithmetical average of the Mineral Price Quotation for gold on each London Business Day during that Calendar Quarter.

“Producción No Comercial” significa todas las menas, metales, minerales, colas, concentrados, precipitados y productos minerales extraídos de las Concesiones que están sujetas a la Regalía, con fines de realizar toda clase de pruebas, incluyendo, sin limitación, muestras a granel, ensayos, análisis geoquímicos, grado de respuesta a la molienda y lixiviación, y determinaciones de la recuperación, pruebas piloto de la planta y operaciones de prueba de descarga del molino (trómel);

“Non-Commercial Production” means all ores, metals, minerals, tailings, concentrates, precipitates and mineral products extracted from the Concessions subject to the Royalty for carrying out all kinds or tests, including without limitation for bulk samples, assays, geochemical analyses, amenability to milling and leaching and recovering determinations, pilot plant tests and test trommel operations;

“Regalía” significa la regalía de	“Royalty” means the production

producción sobre los Ingresos Netos de Fundición que pudiere ser pagadera a Minera William conforme a la Cláusula Tercera del Contrato.	royalty on Net Smelter Returns that may become payable to Minera William pursuant to Clause Third of the Contract.

“Trimestre Calendario” significa cada período de tres meses que finaliza el 31 de marzo, el 30 de junio, el 30 de septiembre y el 31 de diciembre de cada año calendario.	“Calendar Quarter” means each three-month period ending on March 31, June 30, September 30 and December 31 of each calendar year.

“Valor Estipulado” significa el precio de venta del Mineral acreditado a la cuenta de GTM por un fundidor, refinador u otro comprador directo de primera mano de buena fe, durante cualquier Trimestre Calendario, es decir, el número acreditado de onzas de oro o de unidad de medida de volumen aplicable de cualquier otro Mineral distinto del oro, multiplicado por el Precio Promedio del Oro o por el Precio Promedio del Mineral No Aurífero, según el Mineral de que se trate, para ese Trimestre Calendario.

“Stipulated Value” means the selling price of the Mineral credited to the account of GTM by a smelter, refiner or other bona fide first hand purchaser during any Calendar Quarter, that is, the credited number of ounces of gold or of the applicable measurement unit of volume for any other Mineral other than gold, multiplied by the Gold Average Price or the Non-Auriferous Mineral Average Price, depending on the relevant Mineral, for that Calendar Quarter.

2.         Regalía de producción. GTM pagará en efectivo a Minera William una Regalía del 2.00% (dos por ciento) establecida en la Cláusula Tercera del Contrato sobre los Ingresos Netos de Fundición que se obtengan de los Minerales extraídos, recuperados y vendidos que provengan directamente de las Concesiones sujetas a la Regalía, durante cada Trimestre calendario, basada en el Precio Promedio del Oro o en el Precio Promedio del Mineral No Aurífero, según el Mineral de que se trate, para el Trimestre Calendario que corresponda. GTM no tendrá obligación de pagar Regalía alguna sobre la Producción No Comercial.

2.         Production Royalty. GTM shall pay in cash to the Minera William a Royalty of the 2.00% (two percent) established in Clause Third of the Contract on the Net Smelter Returns obtained from the Minerals extracted, recovered and sold directly coming from the Concessions subject to Royalty, during each Calendar Quarter, based upon the Gold Average Price or the Non-Auriferous Mineral Average Price, depending on the relevant Mineral, for the pertinent Calendar Quarter. GTM shall have no obligation to pay any Royalty whatsoever on Non-Commercial Production.

3.         Pago. Dentro del período de veinte (20) días hábiles contados después de finalizar cada Trimestre Calendario y sujeto a los ajustes aplicables estipulados en este anexo “A”, GTM pagará a Minera William la Regalía imputable a ese Trimestre Calendario.

3.         Payment. Within twenty (20) business days from the end of each Calendar Quarter, and subject to any applicable adjustments set forth in this Exhibit “A”, GTM shall pay to Minera William the Royalty attributable to that Calendar Quarter. Such payment shall

Dicho pago será un pago dinerario, ya sea en cheque, transferencia bancaria o cualquier instrumento monetario de pago, a menos que Minera William opte por tomar la Regalía en especie de acuerdo con la Sección 6 de este anexo “A”. En caso de que dicho pago se haga exigible antes de la liquidación final de las cuentas con un fundidor, refinador u otro comprador directo de primera mano de buena fe, respecto de uno o más lotes de Mineral, GTM pagará a Minera William una Regalía provisional basada en la liquidación preliminar de cuentas. Los pagos de la Regalía provisional estarán sujetos a ajuste posterior según lo estipulado más adelante en la Sección 4.

be a monetary payment, whether in cash, check, bank transfer or any other monetary payment instrument, unless Minera William elects to take the Royalty in kind pursuant to Section 6 of this Exhibit “A”. In the event that such payment becomes due prior to final settlement with a smelter, refiner or other bona fide first hand purchaser for one or more Mineral plot, then GTM shall pay Minera William a provisional Royalty based upon the preliminary settlement. Payments of the provisional Royalty shall be subject to subsequent adjustment as provided below in Section 4.

4.         Ajustes. En caso de que GTM determine que cualquier pago de Regalía se efectúo por menos o por más de lo efectivamente debido, GTM corregirá dicho pago de menos o de más ajustando la cantidad en el siguiente pago de inmediato de la Regalía de acuerdo a dicha determinación.

4.         Adjustments. In the event that GTM determines that any payment of Royalty was underpaid or overpaid, GTM shall correct such overpayment or underpayment by adjustment to the amount of the next subsequent payment of Royalty following such determination.

5.         Declaración. En el momento en que GTM haga cualquier pago de la Regalía, proporcionará directamente a Minera William una breve declaración escrita estableciendo la manera cómo se calculó dicho pago de la Regalía e incluyendo detalles de cualquier determinación efectuada por GTM respecto al pago de menos o de más de la Regalía. Se considerará que Minera William ha renunciado irrevocablemente a cualquier derecho que pudiere haber tenido a cuestionar u objetar cualquier pago en particular de la Regalía, a menos que notifique a GTM por escrito tal cuestionamiento indicando los motivos específicos para ello, dentro del período de seis (6) meses después de recibir la declaración de GTM con respecto a dicho pago.

5.         Statement. At such time as GTM makes any payment of Royalty, GTM shall provide directly to Minera William a brief written statement setting forth the manner in which such payment of Royalty was calculated and including details of any determination made by the GTM as to the over or under payment of Royalty. Minera William shall be deemed to have irrevocably waived any right it may have had to dispute or oppose to any particular payment of Royalty unless Minera William notifies GTM in writing of such dispute, stating the specific grounds therefore, within six (6) months from the receipt of GTM’s statement with respect to such payment.

6. Opción de Tomar la Regalía en Especie. Minera William podrá optar, proporcionando para ello	6. Election to Take the Royalty in Kind. Minera William may elect, by providing written notice to GTM notificación escrita a GTM con al menos sesenta (60) días naturales de antelación al comienzo de cualquier Trimestre Calendario, por tomar en especie la Regalía correspondiente a cualquier Mineral que sea refinado en ese Trimestre Calendario en lugar de tomar la Regalía correspondiente al mismo en dinero en efectivo. En caso de que Minera Willliam no dé a GTM la notificación antes referida con la antelación necesaria, se entenderá que Minera William está de acuerdo en recibirla en efectivo. Está opción será irrevocable respecto al Trimestre Calendario en cuestión. En caso que Minera William opte por tomar en especie, tendrá derecho a tomar un porcentaje igual al de la Regalía, respecto de todo el Mineral que se refine durante ese Trimestre Calendario, sujeto a la obligación de correr con ciertos costos y gastos, sin duplicación, tal como se describe a continuación. Minera William tendrá derecho a tomar la entrega de su cuota de Mineral únicamente en la refinería, después de haberlo refinado. Minera William asumirá y pagará inmediatamente el Porcentaje de los Ingresos Netos de Fundición que le corresponda respecto de todos los conceptos que integran las Deducciones relacionadas con el Mineral tomado en especie. Minera William hará todos los arreglos necesarios para tomar la entrega de su cuota de producción en la refinería, establecerá una cuenta en la refinería pertinente, en la que se depositará su cuota de la Regalía de dicho Mineral refinado y correrá con todos los costos, gastos, riesgos y responsabilidades asociadas con dicha toma, incluyendo sin limitación, los costos de separar la cuota de Minera William de la producción de GTM y de cargar y sacar dicha cuota de producción de la refinería. Cualquier gasto extra incurrido en relación con la toma de la Regalía en especie o la segregación o división del Mineral con ello relacionada, correrá por cuenta y será pagada exclusivamente por Minera William. En caso de que Minera not less than sixty (60) calendar days prior to the commencement of any Calendar Quarter, to take the Royalty in kind in respect of any Mineral which is refined in that Calendar Quarter instead of taking the Royalty corresponding to the same in cash. If Minera William does not deliver to GTM the above-mentioned notice as early as required, it shall be understood that Minera William agrees to receive it in cash. Such election shall be irrevocable with respect to the Calendar Quarter in question. In the event of such election by Minera William to take in kind, Minera William shall be entitled to take a percentage equal to the Royalty with regard to all Mineral which is refined during that Calendar Quarter, subject to the obligation to bear certain costs and expenses, without duplication, as described further below. Minera William shall be entitled to take delivery of its share of Mineral only at the refinery after the refining thereof. Minera William shall bear and promptly pay the Net Smelter Returns Percentage corresponding to him with respect to all items making up the Deductions related to the Mineral so taken in kind. Minera William shall make all necessary arrangements to take delivery of its share of production at the refinery, shall establish an account at the applicable refinery into which its Royalty share of such refined Mineral shall be deposited, and shall bear all costs, expenses, risks and responsibilities associated with such taking, including without limitation the costs of separating the Minera William’s share from GTM’s production, and of loading and removing such share of production from the refinery. Any extra expenditure incurred in connection with the taking of the Royalty in kind or with the segregation or division of Mineral in connection therewith shall be borne and paid exclusively by Minera William. Should Beneficiary fail to take its share of production in kind after having notified GTM that he would do so, the Minera William agrees that if his share of production is lost, stolen or otherwise

William no tome su cuota de la producción en especie después de haber notificado a GTM que así lo haría, está de acuerdo en que, si su cuota de producción se pierde, roba o daña de otra manera después de la división o segregación de la misma en la refinería, será el único responsable de ello y GTM no tendrá responsabilidad alguna al respecto y se considerará que ha cumplido plenamente con su obligación de pagar la Regalía en cuestión.

damaged after the division or segregation thereof at the refinery, Minera William shall be solely responsible for such failure or loss and GTM shall have no responsibility therefore and shall be deemed to have fully performed its obligation to pay the Royalty in question.

7. Derecho a hacer auditorías.	7. Audit Rights.

(a)        Aspectos generales. GTM llevará registros y libros contables exactos de todas las actividades mineras realizadas por ella o bajo su control en las Concesiones sujetos al pago de la Regalía, que indiquen en particular la cantidad, ley y composición de todos los Minerales, todos los recibos de la venta de los mismos y todas las Deducciones. Minera William podrá, cuando así lo solicite, pero no más frecuentemente que una vez por cada período de seis (6) meses, por su sola cuenta y riesgo y corriendo con los gastos, dirigir o realizar, en momentos y lugares razonables, todas o cualquiera de las actividades siguientes: (i) inspeccionar las Concesiones y cualquier lugar utilizado en relación con las actividades en ellos realizadas o relacionadas con el procesamiento, almacenamiento o transporte de cualquiera de los Minerales; (ii) inspeccionar, revisar y fotocopiar todos y cualesquiera libros, registros, documentos, correspondencia, planes mineros, datos geológicos, estudios y otra información, de cualquier tipo y descripción, perteneciente o relacionada de cualquier manera con el cálculo de la Regalía pagadera conforme al Contrato, las actividades mineras u otras efectuadas en las Concesiones o el procesamiento, almacenamiento o

(a)        General Matters. GTM shall keep accurate accounting records and books of account for all mining operations conducted by it or under its control on the Concessions subject to Royalty payment, showing in particular the quantity, grade and composition of all Minerals, all receipts from the sale thereof and all Deductions. Minera William may, upon request, but not more frequently than once in any six (6) month period, at its sole cost, risk and expense and at reasonable times and places, conduct or perform any or all of the following activities: (i) inspect the Concessions and any sites utilized in connection with operations thereon or related to the processing, storage or transportation of any Minerals; (ii) inspect, review and photocopy any and all books, records, documents, correspondence, mine plans, geological data, studies and other information, of all types and descriptions whatsoever, pertaining or relating in any way to the calculation of the Royalty payable pursuant to the Contract, the mining or other operations conducted on the Concessions payment or the processing, storage or transportation of any Minerals; and (iii) audit the books of account and all other records and information, of all types and descriptions whatsoever, bearing upon the calculation transporte de cualesquiera Minerales; y (iii) auditar los libros de contabilidad y todos los otros registros e información, de todo tipo y descripción, relacionados con el cálculo de los pagos de la Regalía conforme al Contrato.

of Royalty payments pursuant to the Contract.

(b)        Confidencialidad. Toda la información obtenida por Minera William respecto a las Concesiones, y a las actividades en las mismas, como resultado de la realización de cualquier auditoría o inspección, se mantendrá estrictamente confidencial y no se revelará a tercero alguno, así como tampoco al público, sin el consentimiento previo por escrito de GTM. Las obligaciones de confidencialidad estipuladas en esta Sección 7(b) no se aplicarán a información alguna que: (i) estaba, según quede demostrado de registros escritos, en posesión o bajo control de GTM antes de la fecha en que se otorgó la Regalía; o (ii) era de dominio público para la fecha en que se otorgó la Regalía o pasó a ser de dominio público posteriormente sin incumplimiento de las obligaciones de confidencialidad estipuladas en este anexo, en el Contrato o en cualquier otro acuerdo. Tales obligaciones de confidencialidad tampoco se aplicarán a la revelación:

(b)        Confidentiality. All information obtained by Minera William with respect to the Concessions, and the operations thereon, as a result of the performance of any audit or inspection, shall be kept strictly confidential and shall not be disclosed to any third party or the public without the prior written consent of GTM. The obligations of confidentiality set forth in this Section 7(b) shall not apply with respect to any information that: (i) was, as shown by written records, in the possession or under the control of GTM prior to the date on which the Royalty was granted, or (ii) was in the public domain as of the date on which the Royalty was granted or entered the public domain thereafter without violation of the obligations of confidentiality set forth herein, in the Contract or in any other agreement. Such obligations of confidentiality shall also not apply to a disclosure:

(1) A un consultor que tiene necesidad de buena fe de estar informado;	(1) To a consultant that has a bona fide need to be informed;

(2) A cualquier tercero a quien Minera William esté considerando hacer una transferencia de la totalidad o cualquier parte de su participación en la Regalía; o	(2) To any third party to whom Minera William contemplates a transfer of all or any part of its interest in the Royalty; or

(3)        A un organismo gubernamental o tribunal, en la medida en que a Minera William le sea formalmente requerido ello, conforme a la ley o reglamento que le resulte aplicable que le obliguen, siempre y cuando

(3)        To a governmental agency or court to the extent in which Minera William is formally required to do so pursuant to the applicable Law or regulation obliging Minera William, provided that Minera William

Minera William se limite a proporcionar ante dichas instancias la información a la que se encuentre legalmente obligado;	limits himself to provide to such instances the information to which it is legally obliged;

en el entendido, sin embargo, que en cualquier caso en que el numeral (2) anterior de esta Sección 7 se aplique, Minera William entregará notificación escrita a GTM, con no menos de 48 horas de antelación, de la revelación y, en cualquier caso al que el numeral (3) anterior de ésta Sección 7 se aplique, Minera William empleará sus mejores esfuerzos para entregar notificación escrita a GTM, con no menos de 48 horas de antelación, de la revelación. Con respecto a cualquier revelación que se haga conforme a los numerales (1) ó (2) de esta Sección 7, solamente se revelará la información confidencial que el tercero tenga legítima necesidad comercial de conocer, debiendo dicho tercero convenir primero por escrito que protegerá la información confidencial para que no siga revelándose, en la misma medida en que está obligado a hacerlo Minera William conforme a este anexo “A”.

provided that, in any case to which the foregoing item (2) of this Section 7 applies, Minera William shall give not less than 48 hours prior written notice to GTM of the intended disclosure and, in any case to which the foregoing item (3) of this Section 7 applies, Minera William shall exercise its best efforts to give not less than 48 hours prior written notice to the GTM of the intended disclosure. As to any disclosure pursuant to the foregoing items (1) or (2) of this Section 7, only such confidential information as such third party has a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as Minera William is obligated under this Exhibit “A”.

8.         Naturaleza de la Regalía. La Regalía es intrínseca a las Concesiones y será vinculante y operará en beneficio de GTM y de Minera William y de sus respectivos sucesores y cesionarios permitidos. La Regalía aquí prevista es estrictamente pasiva y no participativa, no dando derecho a Minera William a participar en decisión alguna, de cualquier índole que sea, sobre las Concesiones o sobre las actividades en ellas realizadas. GTM no hace aseveración, garantía o promesa alguna de ningún tipo, expresa o implícita, relativa a las Concesiones, el desarrollo de las mismas o las actividades en ellas realizadas. GTM determinará, a su solo y absoluto criterio, si se llevarán a cabo actividades de exploración, desarrollo, producción u otras en las Concesiones,

8.         Nature of the Royalty. The Royalty shall run with the Concessions, and be binding upon and inure to the benefit of GTM and Minera William and their respective permitted successors and permitted assigns. The Royalty provided for herein is a strictly passive and non-participating interest and shall not entitle Minera William to participate in any decisions whatsoever concerning the Concessions or concerning the operations thereon. GTM makes no representations, warranties or covenants whatsoever, express or implied, concerning the Concessions, the development thereof or the operations thereon. GTM shall determine, at its sole and absolute discretion, whether or not any exploration, development, production or other operations will be conducted on

así como el momento, amplitud, lugar, alcance y método de las mismas, si las hubiere.	the Concessions, as well as the timing, extent, location, scope and method thereof, if any.

9.         Cesión. Minera William no transferirá total o parcialmente su derecho a percibir la Regalía sin el consentimiento previo y por escrito de GTM y sin primero ofrecer transferir dicha participación a GTM términos, condiciones y precio en que pretenda transferirla a un tercero independiente. GTM podrá ceder sus derechos y obligaciones bajo este anexo “A” sin el consentimiento previo por escrito de Minera William, siempre y cuando el cesionario convenga por escrito en quedar vinculado por los términos de este anexo “A” y así lo notifique dicho cesionario por escrito a Minera William.

9.         Assignment. Minera William shall not fully or partially transfer its right to receive the Royalty without the prior written consent of GTM and without first offering to transfer such interest to GTM on the same terms, conditions and price on which Payee intends to transfer the same to an unrelated third party. GTM may assign its rights and obligations under this Exhibit “A” without the prior written consent of Minera William, provided that the assignee agrees in writing to be bound by the terms of this Exhibit “A” and so notifies in writing to Minera William.

10.       Idiomas. Las Partes reconocen que este anexo “A” ha sido suscrito tanto en el idioma castellano como en el idioma inglés, y acuerdan para todos los fines legales a que haya lugar, que la versión suscrita en idioma inglés será la versión prevaleciente y que la versión en idioma español será considerada únicamente como una traducción informativa de la versión en idioma inglés.

10.       Languages. The Parties acknowledge that this Exhibit “A” has been executed in both the Spanish language and the English language, and agree that, for all applicable legal purposes, the version executed in the English language shall be the controlling version and that the version in the Spanish language shall be deemed only as a translation for information purposes only of the English version.

11.       Resolución de Controversias. Para toda controversia que surja entre las partes respecto a la interpretación o ejecución del presente Anexo, o en relación con el mismo, las partes se someten a la jurisdicción de los Juzgados Competentes en la Ciudad de México y renuncian expresamente a cualquier otra que pudiera corresponderles.

11.       Dispute Resolution. For every controversy that may arise between the parties regarding the interpretation or execution of the present Exhibit, or in connection therewith, the parties submit to the jurisdiction of the competent Courts in Mexico City and expressly waive any other that may correspond to them.